ASB Bancorp, Inc. Reports Financial Results For The Third Quarter And Nine Months Ended September 30, 2016

ASHEVILLE, N.C., Oct. 28, 2016 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its unaudited preliminary operating results for the three- and nine-month periods ended September 30, 2016. The Company reported net income of $1.7 million, or $0.48 per diluted common share, for the quarter ended September 30, 2016 compared to net income of $1.1 million, or $0.28 per diluted common share, for the same quarter of 2015. For the nine months ended September 30, 2016, the Company reported net income of $4.5 million compared to net income of $2.6 million for the same period of 2015 or an increase of 72.8%. For the year-to-date periods, net income per common share increased to $1.23 per diluted common share for the nine months ended September 30, 2016 from $0.65 per diluted common share for the nine months ended September 30, 2015.

Suzanne S. DeFerie, President and Chief Executive Officer, commented: "During the third quarter, we grew earnings and improved asset quality and expense efficiency, all while maintaining a strong balance sheet. These solid results demonstrate that our momentum has continued from the first half of the year.

"While total loans grew in the third quarter over last year, we experienced a slight decline from the second quarter as a result of prepayments and the delay of certain anticipated loan closings into the fourth quarter. However, our loan production pipeline continues to be robust and we expect loan originations to be strong for the rest of the year.

"We produced improved results consistently this year and have made good progress in increasing returns on average assets and average equity as well as improving our efficiency ratio. We are confident that we will be able to capitalize on the positive trends in our markets and continue to produce profitable growth and attractive returns for our shareholders."

2016 Third Quarter Highlights

  Net income for the third quarter of 2016 increased 51.1% to $1.7 million, or $0.48 per diluted common share, from $1.1 million, or $0.28 per diluted common share, for the third quarter of 2015.  Third quarter 2016 earnings improved over each of the previous four quarters.
  Excluding net gains realized from the sale of investment securities, net of income taxes, earnings for the third quarter of 2016 increased 60.8% to $1.6 million, or $0.46 per diluted common share, from $1.0 million, or $0.25 per diluted common share, for the third quarter of 2015.
  Net interest income increased 9.5% to $6.1 million for the three months ended September 30, 2016 from $5.6 million for the three months ended September 30, 2015. The net interest margin improved to 3.28% for the third quarter of 2016 compared to 3.00% for the same quarter of 2015.
  Interest income from loans increased 10.0% in the third quarter of 2016 compared to the third quarter of 2015, which primarily reflected a $35.6 million increase in average loan balances when comparing the two quarters.
  Interest expense was $871,000 for the third quarter of 2016 compared to $877,000 for the same quarter of 2015, a decrease of 0.7%, due to lower volumes of time deposits.
  The Company recorded a recovery of loan losses in the amount of $92,000 in the third quarter of 2016 compared to a provision for loan losses of $191,000 in the third quarter of 2015.  The allowance for loan losses was 1.08% of total loans at September 30, 2016 and 1.09% at December 31, 2015, and the allowance coverage of nonperforming loans was 522.6% at September 30, 2016 compared to 246.8% at December 31, 2015.
  Loan balances increased $21.8 million, or 3.8%, to $597.9 million at September 30, 2016  from $576.1 million at December 31, 2015 and increased $28.9 million, or 5.1%, since September 30, 2015 as new loan originations exceeded loan repayments, prepayments and foreclosures.  However, loans decreased $8.3 million since June 30, 2016, primarily due to prepayments during the third quarter of 2016.
  Noninterest income increased 9.9% to $2.3 million for the third quarter of 2016 from $2.1 million for the third quarter of 2015, primarily due to increases in collected loan fees, income from investment in bank owned life insurance, and deposit and other service charge income, which were partially offset by decreases in gains realized from the sale of investment securities and income from debit card services.
  Noninterest expenses increased 0.4% to $5.9 million for the third quarter of 2016 from $5.8 million for the third quarter of 2015, primarily due to increases in data processing fees and advertising, partially offset by decreases in other expense categories.
  Delinquent and nonperforming loans were 0.29% and 0.21%, respectively, of total loans at September 30, 2016 compared to 0.49% and 0.44%, respectively, of total loans at December 31, 2015.
  Nonperforming assets, including foreclosed properties, were 0.75% of total assets at September 30, 2016 compared to 1.05% of total assets at December 31, 2015 and 1.47% of total assets at September 30, 2015.
  Core deposits, which exclude certificates of deposit, increased $15.2 million, or 3.1%, since December 31, 2015 and $21.3 million, or 4.4%, since September 30, 2015. Noninterest-bearing deposits increased $15.6 million, or 13.7%, and commercial non-maturity deposits increased $16.4 million, or 11.1%, since December 31, 2015.
  Book value per common share increased to $24.12 at September 30, 2016 from $22.50 at December 31, 2015 and $22.41 at September 30, 2015.
  Capital remained strong with consolidated regulatory capital ratios of 15.92% common equity tier 1 capital, 11.97% tier 1 leverage capital, 15.92% tier 1 risk-based capital and 16.99% total risk-based capital.
  During the third quarter, the Company completed a program to repurchase 200,000 shares of its common stock under Rule 10b5-1 of the Securities Exchange Act of 1934 at an average purchase price of $24.62 per share.

Income Statement Analysis

Net Interest Income. Net interest income increased by $529,000, or 9.5%, to $6.1 million for the three months ended September 30, 2016 compared to $5.6 million for the three months ended September 30, 2015. Total interest and dividend income increased $523,000, or 8.1%, to $7.0 million for the three months ended September 30, 2016 from $6.5 million for the three months ended September 30, 2015, primarily as a result of an increase of $35.6 million in average loan balances and a 15 basis point increase in the average yield on loans. Interest on investment securities decreased $76,000, attributable to a $27.4 million decrease in the average balance of investment securities primarily to fund loan growth, which was partially offset by a 24 basis point increase in the average yield earned on the investment portfolio. Interest expense decreased $6,000, or 0.7%, to $871,000 for the three months ended September 30, 2016 from $877,000 for the three months ended September 30, 2015, primarily due to a $15.5 million decrease in the average balances of certificates of deposit and a decrease in rates paid on NOW and money market accounts, which were partially offset by increases in the average balances of other deposits and an increase of 8 basis points in the average rate paid on certificates of deposits. When comparing these same three-month periods, average noninterest-bearing deposits grew $11.7 million, or 10.0%, which contributed to minimizing deposit interest expense while deposit funding grew.

Net interest income increased by $1.5 million, or 9.6%, to $17.8 million for the nine months ended September 30, 2016 compared to $16.3 million for the nine months ended September 30, 2015. Interest income on loans increased $1.5 million, primarily resulting from a $48.0 million increase in average loan balances and a 1 basis point increase in the average yield on loans. Interest on investment securities decreased $53,000, attributable to an $18.3 million decrease in the average balance of investment securities primarily to fund loan growth, which was partially offset by a 29 basis point increase in the average yield earned on the investment portfolio. Interest expense decreased $49,000, or 1.9%, for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015. The lower interest expense was primarily attributable to $19.6 million in lower average balances of certificates of deposit, as well as an average rate reduction of 1 basis point on total interest-bearing deposits. The decrease in average balances of certificates of deposit was partially offset by higher average balances of NOW, money market and savings accounts. For the same comparable nine-month periods, average noninterest-bearing deposits grew $13.8 million, or 13.0%, which contributed to the reduction of deposit interest expense while deposit funding grew.

Noninterest Income. Noninterest income increased $206,000, or 9.9%, to $2.3 million for the three months ended September 30, 2016 from $2.1 million for the three months ended September 30, 2015. Factors that contributed to the increase in noninterest income during the 2016 quarterly period included increases of $174,000 in collected loan fees, $87,000 in income from investment in bank owned life insurance, and $38,000 in deposit and other service charge income, which were partially offset by decreases of $55,000 in gains realized from the sale of investment securities and $36,000 in income from debit card services. Increased income on deposit and other fees primarily related to ATM and overdraft fees.

Noninterest income increased $1.1 million, or 20.4%, to $6.8 million for the nine months ended September 30, 2016 from $5.7 million for the nine months ended September 30, 2015. Factors that contributed to the increase in noninterest income during the 2016 period included increases of $918,000 in gains realized from the sale of investment securities, $234,000 in deposit and other service charge income, $101,000 in collected loan fees and $96,000 in income from an investment in bank owned life insurance, which were partially offset by a decrease of $141,000 in mortgage banking income. Increased income on deposit and other fees primarily related to retail checking accounts. The decrease in mortgage banking income was attributable to lower volumes of residential mortgage loans originated and sold during the 2016 period.

Noninterest Expenses. Noninterest expenses increased $24,000, or 0.4%, to $5.9 million for the three months ended September 30, 2016 from $5.8 million for the three months ended September 30, 2015. The increase for the third quarter of 2016 was primarily due to increases of $89,000 in data processing fees, $46,000 in advertising and $33,000 in recruiting expenses, which were partially offset by decreases of $69,000 in compensation and employee benefits, $32,000 in loan expenses and $31,000 in deposit insurance premiums. The decrease in compensation and employee benefits was primarily attributable to lower employee compensation expenses.

Noninterest expenses decreased $360,000, or 2.0%, to $17.3 million for the nine months ended September 30, 2016 from $17.6 million for the nine months ended September 30, 2015. The lower 2016 noninterest expenses primarily reflected decreases of $173,000 in salaries and employee benefits, $168,000 in loan expenses, $84,000 in mortgage software expenses, $77,000 in deposit insurance premiums, $43,000 in indirect auto loan dealer expenses and $39,000 in foreclosed property expenses, which were partially offset by increases of $204,000 in data processing fees and $69,000 in professional and outside services primarily due to revenue enhancement consulting fees.

In April 2016, the Bank decided to settle its qualified pension plan liability for all remaining participants effective July 1, 2016. The settlement is expected to be recognized in the fourth quarter of 2016 when participants receive annuities or lump sum payments of their accrued benefit balances. Based on the most recently available information, the estimate of the one-time settlement charge is in the range of $7.6 million to $7.7 million before income taxes, or $4.8 million to $4.9 million after income taxes, of which $8.0 million before income taxes, or $5.1 million after income taxes, was recognized as a reduction of tangible common shareholders' equity in the form of accumulated other comprehensive loss as of December 31, 2015. The most recently available estimate of the range of earnings per share dilution is $1.34 to $1.36 per share, while little or no common equity book value dilution is expected. For periods following the settlement in the fourth quarter of 2016, the Bank estimates annual periodic expense savings of approximately $810,000 before income taxes, or $513,000 after income taxes, or $0.14 per share. The Bank contributed $4.8 million to the qualified pension plan during the third quarter of 2016. Actual settlement expenses may differ from the estimates provided.

Balance Sheet Review

Assets. Total assets increased $14.3 million, or 1.8%, to $797.2 million at September 30, 2016 from $782.9 million at December 31, 2015. Cash and cash equivalents increased $11.4 million, or 34.0%, to $44.8 million at September 30, 2016 from $33.4 million at December 31, 2015, primarily attributable to the sale of investment securities. Investment securities decreased $31.3 million, or 22.2%, to $110.0 million at September 30, 2016 from $141.3 million at December 31, 2015, primarily due to the sale of investment securities to fund loan growth. Loans receivable, net of deferred fees, increased $21.8 million, or 3.8%, to $597.9 million at September 30, 2016 from $576.1 million at December 31, 2015 as new loan originations, primarily residential mortgage and commercial real estate loan originations, exceeded loan repayments, prepayments and foreclosures. The increase in other assets was primarily attributable to a $10.0 million investment in general account bank owned life insurance during the second quarter of 2016 and $4.1 million in securities sold but not settled at September 30, 2016.

Liabilities. Total deposits increased $11.7 million, or 1.9%, to $642.6 million at September 30, 2016 from $630.9 million at December 31, 2015. During the nine months ended September 30, 2016, we continued our focus on core deposit growth, from which we exclude certificates of deposit. Core deposits increased $15.2 million, or 3.1%, to $510.8 million at September 30, 2016 from $495.6 million at December 31, 2015.

Commercial checking and money market accounts increased $16.3 million, or 11.1%, to $163.3 million at September 30, 2016 from $147.0 million at December 31, 2015, reflecting expanded sources of lower cost funding. Our efforts to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects our commitment to establishing diversified relationships with business clients.

Certificates of deposit decreased to $131.8 million at September 30, 2016 from $135.3 million at December 31, 2015 as we continued our focus on core deposit growth in addition to increasing longer term brokered deposits by $6.4 million since December 31, 2015. Accounts payable and other liabilities decreased $3.3 million, or 27.9%, to $8.6 million at September 30, 2016 from $11.9 million at December 31, 2015. The decrease in accounts payable and other liabilities at September 30, 2016 was primarily attributable to a $4.8 million contribution to the Bank's employee pension plan during the third quarter. At September 30, 2016, $4.5 million in investment securities were purchased but not settled.

Asset Quality

Provision for Loan Losses. The recovery of loan losses was $92,000 for the three months ended September 30, 2016 compared to a provision for loan losses of $191,000 for the three months ended September 30, 2015. The decrease in the provision for loan losses for the third quarter of 2016 was primarily due to continued improvement in asset quality and a decline in loan volume since the second quarter of 2016. The allowance for loan losses totaled $6.5 million, or 1.08% of total loans, at September 30, 2016 compared to $6.3 million, or 1.09% of total loans, at December 31, 2015. We charged off $43,000 in loans during the three months ended September 30, 2016 compared to $46,000 during the three months ended September 30, 2015.

The Company recorded a provision for loan losses in the amount of $411,000 for the nine months ended September 30, 2016 compared to $450,000 for the nine months ended September 30, 2015. The Company charged off $311,000 in loans for the first nine months of 2016 compared to $435,000 for the first nine months of 2015. The decrease in the nine-month provision for loan losses was primarily due to continued improvement in asset quality and slower growth in loans.

Nonperforming Assets. Nonperforming assets totaled $6.0 million, or 0.75% of total assets, at September 30, 2016 compared to $8.2 million, or 1.05% of total assets, at December 31, 2015. Nonperforming assets included $1.2 million in nonperforming loans and $4.8 million in foreclosed real estate at September 30, 2016 compared to $2.5 million and $5.6 million, respectively, at December 31, 2015.

Nonperforming loans decreased $1.3 million and were $1.2 million, or 0.21% of total loans, at September 30, 2016 compared to $2.5 million, or 0.44% of total loans, at December 31, 2015. Commercial mortgage nonperforming loans decreased $818,000, and residential and revolving nonperforming mortgage loans decreased $543,000 for the first nine months of 2016. Performing troubled debt restructurings ("TDRs") decreased $119,000, or 2.6%, when comparing the same periods. Total performing TDRs and nonperforming assets decreased $2.3 million, or 18.1%, to $10.4 million, or 1.31% of total assets, at September 30, 2016 from $12.7 million, or 1.63% of total assets, at December 31, 2015.

At September 30, 2016, nonperforming loans included four residential mortgage loans that totaled $731,000, three revolving home equity loans that totaled $229,000, four commercial and industrial loans that totaled $200,000, one consumer loan in the amount of $42,000, and two construction and land development loans that totaled $35,000. As of September 30, 2016, the nonperforming loans had specific reserves totaling $92,000. TDRs were $4.6 million at September 30, 2016 and $5.5 million at December 31, 2015. There were no additions to TDRs during the nine months ended September 30, 2016. At September 30, 2016, $4.4 million of the $4.6 million TDRs were performing.

Foreclosed real estate at September 30, 2016 included seven properties with a total recorded amount of $4.8 million compared to six properties with a total recorded amount of $5.6 million at December 31, 2015. During the nine months ended September 30, 2016, two new properties totaling $663,000 were added to foreclosed real estate, while one property in the amount of $685,000 was sold with an additional loss of $2,000. In addition, during the nine months ended September 30, 2016, the Bank sold four of its residential lots in a mixed-use lot subdivision for net proceeds of $139,000 and one unit in a mixed-use condominium for net proceeds of $701,000. The Bank recorded $18,000 in additional loss provisions on foreclosed real estate during the first nine months of 2016, and there were no capital additions during the period.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in Western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. During 2015, the Bank sold one retail unit and two office units. During the nine months ended September 30, 2016, the Bank sold one retail unit. As of September 30, 2016, the adjusted recorded amount was $3.3 million for the remaining six retail units and five office units.

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina and a loan production office in Mecklenburg County. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2016 #1 Best Overall Bank, #1 Best Mortgage Company, #1 Best Bank Services For Small Businesses and #1 Best Business That Gives Back To The Community by the readers of the Mountain Xpress newspaper in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections, performance and growth targets and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential," and are subject to the protections of the safe harbors created by such acts.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

				September 30,	December 31,
(Dollars in thousands)				2016	2015 (1)	% Change

Total assets				$ 797,240	$ 782,853	1.8%
Cash and cash equivalents				44,752	33,401	34.0%
Investment securities				110,035	141,364	-22.2%
Loans receivable, net of deferred fees				597,935	576,087	3.8%
Allowance for loan losses				(6,464)	(6,289)	-2.8%
Deposits				642,603	630,904	1.9%
Core deposits (2)				510,842	495,628	3.1%
FHLB advances				50,000	50,000	0.0%
Accounts payable and other liabilities				8,609	11,940	-27.9%
Total equity				91,343	89,682	1.9%

(1) Derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(Dollars in thousands,	Three Months Ended			Nine Months Ended
except per share data)	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change

Interest and
dividend income	$ 6,982	$ 6,459	8.1%	$ 20,414	$ 18,902	8.0%
Interest expense	871	877	-0.7%	2,569	2,618	-1.9%
Net interest income	6,111	5,582	9.5%	17,845	16,284	9.6%
Provision for
(recovery of) loan losses	(92)	191	-148.2%	411	450	-8.7%
Net interest income
after provision for
(recovery of) loan losses	6,203	5,391	15.1%	17,434	15,834	10.1%
Noninterest income	2,290	2,084	9.9%	6,815	5,662	20.4%
Noninterest expenses	5,861	5,837	0.4%	17,259	17,619	-2.0%
Income before
income tax
provision	2,632	1,638	60.7%	6,990	3,877	80.3%
Income tax
provision	907	496	82.9%	2,448	1,248	96.2%
Net income	$ 1,725	$ 1,142	51.1%	$ 4,542	$ 2,629	72.8%

Net income per
common share:
Basic	$ 0.51	$ 0.29	75.9%	$ 1.29	$ 0.67	92.5%
Diluted	$ 0.48	$ 0.28	71.4%	$ 1.23	$ 0.65	89.2%
Average shares outstanding:
Basic	3,422,798	3,947,445	-13.3%	3,534,129	3,923,531	-9.9%
Diluted	3,573,937	4,079,029	-12.4%	3,678,585	4,025,431	-8.6%
Ending shares outstanding	3,787,322	4,405,266	-14.0%	3,787,322	4,405,266	-14.0%

Selected Average Balances and Yields/Costs

	For The Three Months Ended September 30,
	2016		2015
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 600,192	4.20%	$ 564,562	4.05%
Investment securities, including tax-exempt (1)	111,550	2.43%	138,923	2.19%
Other interest-earning assets	45,644	0.74%	52,843	0.49%
Total interest-earning assets (1)	757,386	3.73%	756,328	3.46%
Interest-bearing deposits	512,830	0.29%	513,519	0.30%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	563,130	0.62%	563,678	0.62%

Interest rate spread (1)		3.11%		2.84%
Net interest margin (1)		3.28%		3.00%

	For The Nine Months Ended September 30,
	2016		2015
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 599,227	4.12%	$ 551,179	4.11%
Investment securities, including tax-exempt (1)	118,257	2.34%	136,537	2.05%
Other interest-earning assets	35,858	0.84%	55,000	0.48%
Total interest-earning assets (1)	753,342	3.68%	742,716	3.46%
Interest-bearing deposits	510,648	0.29%	510,645	0.30%
Federal Home Loan Bank advances	50,000	3.94%	50,000	3.93%
Total interest-bearing liabilities	561,529	0.61%	561,230	0.62%

Interest rate spread (1)		3.07%		2.84%
Net interest margin (1)		3.23%		2.99%

(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

	Three Months Ended		Nine Months Ended
Allowance for Loan Losses	September 30,		September 30,
(Dollars in thousands)	2016	2015	2016	2015

Allowance for loan losses, beginning of period	$ 6,583	$ 6,124	$ 6,289	$ 5,949
Provision for (recovery of) loan losses	(92)	191	411	450

Charge-offs	(43)	(46)	(311)	(435)
Recoveries	16	28	75	333
Net charge-offs	(27)	(18)	(236)	(102)

Allowance for loan losses, end of period	$ 6,464	$ 6,297	$ 6,464	$ 6,297

Allowance for loan losses as a percent of:
Total loans	1.08%	1.11%	1.08%	1.11%
Total nonperforming loans	522.55%	223.69%	522.55%	223.69%

Nonperforming Assets	September 30,	December 31,
(Dollars in thousands)	2016	2015 (1)	% Change

Nonperforming loans:
Nonaccruing loans (2)
Commercial:
Commercial construction and land development	$ 35	$ -	n/a
Commercial mortgage	-	818	-100.0%
Commercial and industrial	200	227	-11.9%
Total commercial	235	1,045	-77.5%
Non-commercial:
Residential mortgage	731	1,309	-44.2%
Revolving mortgage	229	194	18.0%
Consumer	42	-	n/a
Total non-commercial	1,002	1,503	-33.3%
Total nonaccruing loans (2)	1,237	2,548	-51.5%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	1,237	2,548	-51.5%

Foreclosed real estate	4,764	5,646	-15.6%

Total nonperforming assets	6,001	8,194	-26.8%

Performing troubled debt restructurings (3)	4,433	4,552	-2.6%
Performing troubled debt restructurings and
total nonperforming assets	$ 10,434	$ 12,746	-18.1%

Nonperforming loans as a percent of total loans	0.21%	0.44%
Nonperforming assets as a percent of total assets	0.75%	1.05%
Performing troubled debt restructurings and
total nonperforming assets to total assets	1.31%	1.63%

(1) Derived from audited consolidated financial statements.
(2) Nonaccruing loans include nonaccruing troubled debt restructurings.
(3) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	September 30, 2016		December 31, 2015
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	6	$ 4,106	5	$ 4,941
Residential mortgage	1	658	1	705
Total	7	$ 4,764	6	$ 5,646

Foreclosed Real Estate		Nine Months Ended
(Dollars in thousands)		September 30, 2016

Beginning balance		$ 5,646
Transfers from loans		663
Loss provisions		(18)
Loss on sale of foreclosed properties		(2)
Net proceeds from sales of foreclosed properties		(1,525)
Ending balance		$ 4,764

Selected Average Balances and Performance Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2016	2015	2016	2015

Selected Average Balances
Average total loans	$ 600,192	$ 564,562	$ 599,227	$ 551,179
Average total interest-earning assets	757,386	756,328	753,342	742,716
Average total assets (1)	796,833	791,984	787,228	778,427
Average total interest-bearing deposits	512,830	513,519	510,648	510,645
Average total deposits	641,760	630,733	631,324	617,479
Average total interest-bearing liabilities	563,130	563,678	561,529	561,230
Average total shareholders' equity	91,692	97,813	92,249	96,850

Selected Performance Ratios
Return on average assets (2)	0.86%	0.57%	0.77%	0.45%
Return on average equity (2)	7.48%	4.63%	6.58%	3.63%
Interest rate spread (2)(3)	3.11%	2.84%	3.07%	2.84%
Net interest margin (2)(4)	3.28%	3.00%	3.23%	2.99%
Noninterest expense to average assets (2)	2.93%	2.92%	2.93%	3.03%
Efficiency ratio (5)	69.96%	76.80%	72.80%	80.54%

(1)	Certain amounts for prior periods were reclassified to conform to the September 30, 2016 presentation. The reclassifications had no effect on net income or equity as previously reported.
(2)	Ratios are annualized.
(3)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

(4)	Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(5)

Represents noninterest expenses divided by the sum of net interest income on a tax-equivalent basis using a 34% federal marginal tax rate and noninterest income, excluding realized gains and losses on the sale of securities.

Quarterly Earnings Data

	Three Month Periods Ended
(Dollars in thousands,	September 30,	June 30,	March 31,	December 31,	September 30,
except per share data)	2016	2016	2016	2015	2015

Income Statement Data:
Interest and dividend income	$ 6,982	$ 6,755	$ 6,677	$ 6,533	$ 6,459
Interest expense	871	854	844	867	877
Net interest income	6,111	5,901	5,833	5,666	5,582
Provision for (recovery of) loan losses	(92)	104	399	(89)	191
Net interest income after provision for
(recovery of) loan losses	6,203	5,797	5,434	5,755	5,391
Noninterest income	2,290	2,476	2,049	1,847	2,084
Noninterest expenses	5,861	5,637	5,761	5,921	5,837
Income before income
tax provision	2,632	2,636	1,722	1,681	1,638
Income tax provision	907	940	601	735	496
Net income	$ 1,725	$ 1,696	$ 1,121	$ 946	$ 1,142

Data Per Common Share:
Net income per share – Basic	$ 0.51	$ 0.47	$ 0.31	$ 0.25	$ 0.29
Net income per share – Diluted	$ 0.48	$ 0.45	$ 0.30	$ 0.24	$ 0.28
Book value per share	$ 24.12	$ 23.80	$ 23.10	$ 22.50	$ 22.41
Weighted average shares outstanding:
Basic	3,422,798	3,602,449	3,578,367	3,769,438	3,947,445
Diluted	3,573,937	3,742,458	3,720,127	3,931,470	4,079,029
Ending shares outstanding	3,787,322	3,987,322	3,985,475	3,985,475	4,405,266

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2016	2016	2016	2015 (1)	2015

Ending Balance Sheet Data:
Total assets (2)	$ 797,240	$ 805,568	$ 783,523	$ 782,853	$ 797,386
Cash and cash equivalents	44,752	51,561	37,091	33,401	55,765
Investment securities	110,035	110,869	122,374	141,364	138,459
Loans receivable, net of deferred fees	597,935	606,212	595,832	576,087	569,085
Allowance for loan losses	(6,464)	(6,583)	(6,722)	(6,289)	(6,297)
Deposits	642,603	640,685	628,415	630,904	635,083
Core deposits (3)	510,842	505,438	500,330	495,628	489,519
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	91,343	94,907	92,064	89,682	98,736

Regulatory Capital Ratios:
Common equity tier 1 capital	15.92%	16.41%	16.65%	16.66%	18.33%
Tier 1 leverage capital	11.97%	12.43%	12.33%	11.87%	13.09%
Tier 1 risk-based capital	15.92%	16.41%	16.65%	16.66%	18.33%
Total risk-based capital	16.99%	17.50%	17.81%	17.77%	19.44%

Asset Quality:
Nonperforming loans	$ 1,237	$ 2,481	$ 2,362	$ 2,548	$ 2,815
Nonperforming assets	6,001	7,274	7,959	8,194	11,686
Nonperforming loans to total loans	0.21%	0.41%	0.40%	0.44%	0.49%
Nonperforming assets to total assets	0.75%	0.90%	1.02%	1.05%	1.47%
Allowance for loan losses	$ 6,464	$ 6,583	$ 6,722	$ 6,289	$ 6,297
Allowance for loan losses to total loans	1.08%	1.09%	1.13%	1.09%	1.11%
Allowance for loan losses to
nonperforming loans	522.55%	265.34%	284.59%	246.82%	223.69%

(1) Derived from audited consolidated financial statements.
(2) Certain amounts for prior periods were reclassified to conform to the September 30, 2016 presentation. The reclassifications had no effect on net income or equity as previously reported.
(3) Core deposits are defined as total deposits excluding certificates of deposit.

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